REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) dated as of August ___ 2015, is by and among Valmie Resources, Inc., a Nevada corporation (the “Company”), and Tuverga Finance Ltd., a corporation formed pursuant to the statutes of the Republic of Cyprus (the “Investor”).

WHEREAS, in connection with the equity investment agreement by and among the Company and the Investor of even date herewith (the “Investment Agreement”), the Company has agreed to issue and sell to the Investor up to that number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), having an aggregate purchase price of up to Two Million Five Hundred Thousand Dollars ($2,500,000) to be purchased pursuant to the terms and subject to the conditions set forth in the Investment Agreement; and

WHEREAS, to induce the Investor to execute and deliver the Investment Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “Securities Act”), and applicable state securities laws, with respect to the shares of Common Stock issuable pursuant to the Investment Agreement.

NOW THEREFORE, in consideration of the foregoing promises and the mutual covenants contained hereinafter and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

ARTICLE I. Certain Definitions

Section 1.1. “Register” and “Registration” shall refer to the registration effected by the Company preparing and filing a Registration Statement in compliance with the Securities Act and pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous basis, and the declaration or ordering of effectiveness of such Registration Statement by the SEC.

Section 1.2. “Registrable Securities” shall mean (i) the shares of Common Stock issued or issuable pursuant to the Investment Agreement, and (ii) any shares of capital stock issued or issuable with respect to such shares of Common Stock, if any, as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, which have not been (x) included in the Registration Statement that has been declared effective by the SEC, or (y) sold under circumstances meeting all of the applicable conditions of Rule 144 (or any similar provision then in force) under the Securities Act.

Section 1.3. “Registration Statement” means the registration statement or statements of the Company filed under the Securities Act covering the Registrable Securities.

Valmie Resources, Inc.

Registration Rights Agreement

All capitalized terms used in this Agreement and not otherwise defined herein shall have the same meaning ascribed to them as in the Investment Agreement.

ARTICLE II. Registration

Section 2.1. Filing of Registration Statement. Pursuant to the terms and conditions set forth herein, the Company shall, not more than 15 days after the date of this Agreement, file with the SEC the Registration Statement on Form S-1 (or, if such form is unavailable for such Registration, on such other form as is available for such Registration), covering the resale of all of the Registrable Securities. Such Registration Statement shall state that, in accordance with Rule 416 promulgated under the Securities Act, the Registration Statement also covers an indeterminate number of additional shares of Common Stock as may become issuable upon stock splits, stock dividends or similar transactions. The Company shall initially Register for resale 10,000,000 shares of Common Stock, except to the extent that the SEC requires the share amount to be reduced as a condition of effectiveness.

Section 2.2. Moratorium on Additional Registration Statements. The Company will not file any other registration statement for other securities until thirty (30) calendar days after the Registration Statement is declared effective by the SEC.

ARTICLE III. Related Obligations

At such time as the Company is obligated to prepare and file the Registration Statement with the SEC pursuant to the terms and conditions herein, the Company shall have the following obligations with respect to the Registration Statement:

Section 3.1. Timeline for Effectiveness. The Company shall use all commercially reasonable efforts to cause the Registration Statement to become effective within ninety (90) days after the date that the Registration Statement is filed.

Section 3.2. Registration Period. The Company shall use all commercially reasonable efforts to keep such Registration Statement effective until the earlier to occur of the date on which (i) the Investor shall have sold all the Registrable Securities; or (ii) the Company has no right to sell any additional shares of Common Stock under the Investment Agreement (the “Registration Period”). The Investor shall notify the Company when the Investor has sold all the Registrable Securities.

Section 3.3. Factual Presentation. The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

Valmie Resources, Inc.

Registration Rights Agreement

Section 3.4. Response to Inquiries/Comments. The Company shall use all commercially reasonable efforts to respond to all SEC comments within five (5) business days from receipt of such comments by the Company. In addition, the Company shall use all commercially reasonable efforts to cause the Registration Statement relating to the Registrable Securities to become effective no later than five (5) business days after notice from the SEC that the Registration Statement may be declared effective.

Section 3.5. Amendments. The Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus contained therein, which prospectus is to be filed pursuant to Rule 424 under the Securities Act, as may be necessary to keep the Registration Statement effective during the Registration Period. If requested by the Investor, the Company shall (i) as soon as reasonably practical incorporate in a prospectus supplement or post-effective amendment such information as the Company reasonably determines should be included therein relating to the sale and distribution of the Registrable Securities, including, without limitation, information with respect to the offering of the Registrable Securities to be sold in such offering; (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably possible after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to the Registration Statement if reasonably requested by the Investor.

Section 3.6. Compliance with the Securities Act. During the Registration Period, the Company shall comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the Investor thereof as set forth in the Registration Statement.

Section 3.7. Delivery of Documentation. The Company shall make available to the Investor and its legal counsel without charge, promptly after the same is prepared and filed with the SEC, an electronic copy of the Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits, the prospectus included in the Registration Statement (including each preliminary prospectus) and, with regards to the Registration Statement, any correspondence by or on behalf of the Company to the SEC or the staff of the SEC and any correspondence from the SEC or the staff of the SEC to the Company or its representatives. In addition, upon the effectiveness of the Registration Statement, the Company shall make available copies of the prospectus, via EDGAR, included in the Registration Statement and all amendments and supplements thereto.

Section 3.8. Registration Default. As promptly as practicable after becoming aware of such event, the Company shall notify the Investor in writing of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a “Registration Default”) and use all diligent efforts to promptly prepare a supplement or amendment to the Registration Statement and take any other necessary steps to cure such Registration Default, and make available copies of such supplement or amendment to the Investor. The Company acknowledges that a failure to cure a Registration Default within ten (10) business days will cause the Investor to suffer damages in an amount that will be difficult to ascertain.

Valmie Resources, Inc.

Registration Rights Agreement

Section 3.9. Stop Orders; Suspension of Effectiveness. The Company shall use all commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of the Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify the Investor of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding concerning the effectiveness of the Registration Statement.

Section 3.10. Review by Investor/Investor’s Counsel. The Company shall permit the Investor and its legal counsel to review and comment upon the Registration Statement and all amendments and supplements thereto at least one (1) calendar day prior to their filing with the SEC. However, any postponement of a filing of the Registration Statement or any postponement of a request for acceleration or any postponement of the effective date or effectiveness of the Registration Statement by written request of the Investor (collectively, the “Investor’s Delay”) shall not act to trigger any penalty of any kind, or any cash amount due or any in-kind amount due to the Investor from the Company under any and all agreements of any nature or kind between the Company and the Investor. The event(s) of an Investor’s Delay shall act to suspend all obligations of any kind or nature of the Company under any and all agreements of any nature or kind between the Company and the Investor.

Section 3.11. Notification to Investor/Investor’s Counsel. The Company shall promptly notify the Investor and its legal counsel (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when the Registration Statement or any post-effective amendment has become effective; (ii) of any request by the SEC for amendments or supplements to the Registration Statement or related prospectus or related information, (iii) of the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate, (iv) in the event the Registration Statement is no longer effective, or (v) if the Registration Statement is stale as a result of the Company’s failure to timely file its financial statements or otherwise.

ARTICLE IV. Obligations of the Investor

Section 4.1. Cooperation from Investor. At least five (5) calendar days prior to the first anticipated filing date of the Registration Statement, the Company shall notify the Investor in writing of the information the Company requires from the Investor for the Registration Statement. The Investor agrees to furnish to the Company with such information regarding itself, the Registrable Securities and the intended method of disposition of the Registrable Securities as shall reasonably be required. The Investor covenants and agrees that, in connection with any sale of Registrable Securities by it pursuant to the Registration Statement, it shall comply with the “Plan of Distribution” section of the then current prospectus relating to the Registration Statement.

Valmie Resources, Inc.

Registration Rights Agreement

Section 4.1. Discontinuation of Disposition. The Investor agrees that, upon receipt of written notice from the Company of the happening of any event which may cause a Registration Default, the Investor will immediately discontinue disposition of the Registrable Securities pursuant to the Registration Statement until the Investor’s receipt of the copies of the supplemented or amended prospectus resolving such Registration Default.

ARTICLE V. Indemnification

The Investor and the Company agree as follows:

Section 5.1. Indemnification.

(a) In consideration of the Investor’s execution and delivery of this Agreement, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor, and all of its officers, directors, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any certificate, instrument or document contemplated hereby or thereby (including the Registration Statement), (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Investor Indemnitee based on misrepresentations or due to a breach by the Company and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any instrument, document or agreement executed pursuant hereto by any of the Investor Indemnitees. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

(b) In consideration of the Company’s execution and delivery of this Agreement, and in addition to all of the Investor’s other obligations under this Agreement, the Investor shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, shareholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Company Indemnitees”) from and against, and irrespective of whether any such Company Indemnitee is a party to the action for which indemnification hereunder is sought, any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement or any certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Investor contained in this Agreement or any certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Company Indemnitee based on misrepresentations or due to a breach by the Investor and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any instrument, document or agreement executed pursuant hereto by any of the Company Indemnitees. To the extent that the foregoing undertaking by the Investor may be unenforceable for any reason, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

Valmie Resources, Inc.

Registration Rights Agreement

(c) The obligations of the parties to indemnify or make contribution under this Section 5.1 shall survive termination of this Agreement.

ARTICLE VI. Assignment; Amendment

Section 6.1. No Assignment of Registration Rights. This Agreement and the rights, agreements or obligations hereunder may not be assigned, by operation of law, merger or otherwise, without the prior written consent of the other party hereto, and any purported assignment by a party without prior written consent of the other party will be null and void and not binding on such other party.

Section 6.2. Amendment of Registration Rights. The provisions of this Agreement may be amended only with the written consent of the Company and the Investor.

ARTICLE VII. Choice of Law/Jurisdiction

Section 7.1. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the Republic of Cyprus, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts of the Republic of Cyprus for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that venue for such suit, action or proceeding is improper or inconvenient . Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in the final disposition of such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Valmie Resources, Inc.

Registration Rights Agreement

ARTICLE VIII. Notices

Section 8.1. Notices. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (i) upon hand delivery or delivery by electronic mail as a PDF, at the address below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (ii) on the second business day following the date of mailing by express courier service or on the fifth business day after deposited in the mail, in each case, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

If to the Company:

Valmie Resources, Inc.

1001 S Dairy Ashford Road, Suite 100

Houston, TX 77077

(finance@valmie.com)

If to the Investor:

Tuverga Finance Ltd.

Vasilissis Freiderikis 10

Jacki Court, 1st Floor

Nicosia CY-1066 Cyprus

(investments@tuvergafinance.eu)

Either party may from time to time change its address or electronic mail for notices under this Section 8.1 by giving at least ten (10) days prior written notice of such changed address or electronic mail to the other party.

ARTICLE IX. Miscellaneous

Section 9.1. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

Valmie Resources, Inc.

Registration Rights Agreement

Section 9.2. Entire Agreement; Amendments. This Agreement, together with the Investment Agreement, supersedes all other prior oral or written agreements between the Investor, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters.

Section 9.3. Expenses of Registration. All expenses incurred in connection with the Registration(s) contemplated herein, including, without limitation, all registration, listing and qualifications fees, printing and accounting fees, and fees and disbursements of counsel for the Company shall be paid by the Company.

Section 9.4. Non-Disclosure of Non-Public Information.

(a) The Company shall not disclose non-public information concerning the Company to the Investor, its advisors, or its representatives.

(b) Nothing herein shall require the Company to disclose non-public information to the Investor or its advisors or representatives, provided, however, that notwithstanding anything herein to the contrary, the Company will, as hereinabove provided, immediately notify the advisors and representatives of the Investor and, if any, underwriters, of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the prospectus included in the Registration Statement would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements, therein, in light of the circumstances in which they were made, not misleading. Nothing contained in this Section 9.4 shall be construed to mean that such persons or entities other than the Investor (without the written consent of the Investor prior to disclosure of such information) may not obtain non-public information in the course of conducting due diligence in accordance with the terms of this Agreement and nothing herein shall prevent any such persons or entities from notifying the Company of their opinion that based on such due diligence by such persons or entities, that the Registration Statement contains an untrue statement of material fact or omits a material fact required to be stated in the Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

(signature page follows)

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

Valmie Resources, Inc.

By:	/s/ Gerald Hammack
Name:	Gerald Hammack
Title:	Chief Executive Officer and President

Tuverga Finance Ltd.

By:	/s/ Antoine Ratsaphong
Name:	Antoine Ratsaphong
Title:	Director